HALE AND DORR LLP
                               Counselors at Law

                                WWW.HALEDORR.COM
                       60 STATE STREET O BOSTON, MA 02109
                         617-526-6000 O FAX 617-526-5000


                                                          December 12, 2003


Pioneer Select Equity Fund
60 State Street
Boston, Massachusetts  02109

Ladies and Gentlemen:

      Pioneer Select Equity Fund (the "Fund") was established as a Delaware statutory trust under an Agreement and Declaration of Trust dated October 14, 2003 (the "Declaration of Trust"). The beneficial interests thereunder are represented by transferable shares of beneficial interest, no par value.

      The Trustees have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided. Pursuant to
Article V, Section 2 of the Declaration of Trust, the number of shares of beneficial interest authorized to be issued under the Declaration of Trust is unlimited and the Trustees are authorized to divide the shares into one or more series of shares and one or more classes thereof as they deem necessary or desirable. Pursuant to Article V, Sections 2 and 3 of the Declaration of Trust, the Trustees are empowered in their discretion to issue shares of any series for such amount and type of consideration, including cash or securities, and on such terms as the Trustees may authorize, all without action or approval of the shareholders. As of the date of this opinion, the Trustees have designated the shares of the Fund as Class A, Class B, Class C, Class R and Class Y.

      We have examined the Declaration of Trust and By-Laws, each as amended from time to time, of the Fund, and such other documents as we have deemed necessary or appropriate for the purposes of this opinion, including, but not limited to, originals, or copies certified or otherwise identified to our satisfaction, of such documents, Fund records and other instruments. In our examination of the above documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified of photostatic copies.

      Any reference to "our knowledge" or "knowledge", to any matters "known to us", "of which we are aware" or "coming to our attention" or any variation of any of the foregoing shall mean the conscious awareness of the attorneys in this firm who have rendered substantive attention to the preparation of the Fund's Registration Statement on Form N-1A or any amendments thereto, of the existence or absence of any facts which would contradict our opinions and statements set forth herein. We have not undertaken any independent investigation to determine the existence or absence of such facts, and no inference as to our knowledge of the existence or absence of such facts should be drawn from the fact of our representation of the Fund. Without limiting the foregoing, we have not conducted a search of any computer or electronic databases, or of the dockets of any court or administrative or other regulatory agency.


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       HALE AND DORR LLP IS A MASSACHUSETTS LIMITED LIABILITY PARTNERSHIP


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Pioneer Select Equity Fund
December 12, 2003
Page 2


      Our opinions below are qualified to the extent that they may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws relating to or affecting the rights of creditors generally, (ii) statutory or decisional law concerning recourse by creditors to security in the absence of notice or hearing, (iii) duties and standards imposed on creditors and parties to contracts, including, without limitation, requirements of good faith, reasonableness and fair dealing and (iv) general equitable principles. Further, we do not express any opinion as to the availability of any equitable or specific remedy upon any breach of any of the agreements as to which we are opining herein, or any of the agreements, documents or obligations referred to therein, or to the successful assertion of any equitable defenses, inasmuch as the availability of such remedies or the success of any equitable defense may be subject to the discretion of a court. We are expressing no opinion herein with respect to compliance by the Fund with state securities or "blue sky" laws.

      In rendering the opinion below, insofar as it relates to the good standing and valid existence of the Fund, we have relied solely on a certificate of the Secretary of State of the State of Delaware, dated as of a recent date, and such opinion is limited accordingly and is rendered as of the date of such certificate.

      This opinion is limited to the Delaware Statutory Trust Act statute, and we express no opinion with respect to the laws of any other jurisdiction or to any other laws of the State of Delaware. Further, we express no opinion as to compliance with any state or federal securities laws, including the securities laws of the State of Delaware.

      Our opinion below, as it relates to the non-assessability of the shares of the Fund, is qualified to the extent that any shareholder is, was or may become a named Trustee of the Fund. It is also qualified to the extent that, pursuant to Section 2 of Article VIII of the Declaration of Trust, the Trustees have the power to cause shareholders, or shareholders of a particular series, to pay certain custodian, transfer, servicing or similar agent charges by setting off the same against declared but unpaid dividends or by reducing share ownership (or by both means).

      Subject to the foregoing, we are of the opinion that the Fund is a duly organized and validly existing statutory trust in good standing under the laws of the State of Delaware and that the shares of beneficial interest of the Fund, when issued in accordance with the terms, conditions, requirements and procedures set forth in the Declaration of Trust and the Fund's Registration Statement on Form N-1A, will constitute legally and validly issued, fully paid and non-assessable shares of beneficial interest of the Fund, subject to compliance with the Securities Act of 1933, as amended (the "Securities Act"), the Investment Company Act of 1940, as amended, and the applicable state laws regulating the sale of securities.

      We are opining only as to the specific legal issues expressly set forth herein, and no opinion should be inferred as to any other matters. We are opining on the date hereof as to the law in effect on the date hereof, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments that might affect any matters or opinions set forth herein.


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Pioneer Select Equity Fund
December 12, 2003
Page 2


      We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Form N-1A under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act or the rules and regulations of the Commission.

                                                          Very truly yours,

                                                          /s/ Hale and Dorr LLP

                                                          Hale and Dorr LLP